Exhibit 23.4

Consent Form

We are a qualified law firm and lawyers in the People’s Republic of China (“PRC”). and we have been engaged by Vittoria Limited (the “Company”), to advise on certain legal matters related to the PRC laws and regulations.

We hereby consent to the use of this consent as an exhibit to the Registration Statement on Form F- 1, as amended (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission. We further consent to the use of our name and to all references made to us in the Registration Statement and in the prospectus forming a part thereof.

/s/ Xiao Hongxuan
Ms. Xiao Hongxuan
China Commercial Law Firm
Date: January 29, 2024

CHINA COMMERCIAL LAW FIRM

Exchange/+86 755 8302 55555

Fax/+86 755 8302 5058 P.C/518048

Http/www.huashang.cn

Add/21--26/F, Hong Kong CTS Tower, No.4011, Shennan Boulevard, Futian District, Shenzhen, P.R.C